Exhibit 99.1

Contact:   Jane W. McCahon, Vice President, Corporate Relations and Corporate Secretary

               (312) 592-5379; jane.mccahon@teldta.com

               Julie D. Mathews, Manager, Investor Relations

               (312) 592-5341; julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

U.S. cellular DECLARES SPECIAL CASH DIVIDEND OF $5.75 PER SHARE

CHICAGO – May 17, 2013 –The Board of Directors of United States Cellular Corporation [NYSE:USM] has declared a special cash dividend of $5.75 per Common Share and Series A Common Share, for an aggregate amount of approximately $481 million. Payment will be made on June 25, 2013, to shareholders of record as of June 11, 2013.

The company’s previously announced transaction to sell its Chicago, St. Louis, central Illinois and three other markets (the “Divestiture Transaction”) to Sprint Nextel Corporation [NYSE:S] has closed and the company has received $480 million.

“We’re committed to delivering value to U.S. Cellular shareholders,” said Mary N. Dillon, U.S. Cellular president and CEO. “We have a strong balance sheet and ample liquidity from our cash balances and the recent Divestiture Transaction, enabling us to issue this special cash dividend and continue to invest in our business and pursue our strategic initiatives to position U.S. Cellular for long-term success.”

About U.S. Cellular®

United States Cellular Corporation operates on a customer satisfaction strategy, striving to meet or exceed customer needs by providing a comprehensive range of wireless products and services, excellent customer support, and a high-quality network.  The Chicago-based company had 8,000 full- and part-time associates as of March 31, 2013. At the end of the first quarter, Telephone and Data Systems, Inc. owned 85 percent of U.S. Cellular. For more information about U.S. Cellular, visit uscellular.com.